Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between HEALTHCARE TRIANGLE INC. a Delaware limited liability company (the “Company”) and DAVID AYANOGLOU (the “Employee”) is signed by the Company and the Employee on 10th April 2025 (the “Effective Date”).

Background

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its equity holders to employ as a Full time Employee. The Employee will be employed as the Chief Financial Officer. The Company and the Employee desire to enter into this Agreement to embody the terms of the relationship.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1. Duties; Reporting Relationship. Employee shall serve as the Chief Financial Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Employee’s positions as Chief Financial Officer and shall have such duties and responsibilities as are assigned to the Executive by the Chairman and CEO consistent with the Employee’s position as the Chief Financial Officer of the Company. . At the Employee’s option, he may choose to work through and earn his compensation through Axxia Advisory Corp, a corporation that he owns and controls.

2. Office Location.   The Employee will report to the CEO or Chairman of the board and will primarily work from the Employee’s home office in Canada with visits to the Company’s corporate headquarters in Pleasanton, CA as needed.

3. Compensation and Benefits.

(a) Base Salary.  The Employee’s current base salary shall be $ 278,000 per annum, subject to all payroll deductions and all required withholdings as determined by the Company, except for where compensation is paid through Axxia Advisory Corp.  The Employee’s salary will be paid in accordance with the regular payroll practices of the Company.  During the Employee’s employment with the Company, the Employee’s annual base salary will be reviewed at least annually.

(b) Performance Bonus.  The Employee will be eligible to participate in the Performance bonus program established by the Company. Both Employee and Company will agree on the performance goals and bonus plan details within 90 days of the employment. The Employee must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus.  The Board will determine whether the Employee has earned the Performance Bonus and the amount of any Performance Bonus.

(c) Employee Benefits.  The Employee will be eligible to participate in any benefit programs that may be established by the Company in accordance with Company policy or equivalent thereof in the jurisdiction where the Employee’s home office.

(d) Expenses.  The Employee will be reimbursed for normal expenses including, but not limited to, associated business/travel expenses (flights, telephone, hotel, car rental, parking transportation, business meals, office supplies). Employee will be eligible for business class for any flights longer than 4 hours.

(e) Long-Term Incentive Compensation. During the term of the Employee’s employment with the Company, the Employee shall be entitled to participate in any stock option, performance share, profits interest, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company.

(f)  Vacation. The Executive shall be entitled to paid vacation as per the Company policy.

4. Confidentiality and Proprietary Information Obligations.

(a) Company Policies.  As a condition of the Employee’s employment, the Employee agrees to continue to abide by all Company policies, rules, and regulations, including, but not limited to, the policies contained in the employee handbook adopted by the Company.

(b) Third Party Information.  In the Employee’s work for the Company, the Employee is expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom the Employee has an obligation of confidentiality.  The Employee is expected to use only that information which is generally known and used by persons with training and experience comparable to the Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. The Employee hereby agrees that the Employee will not bring onto premises of the Company or use in the Employee’s work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that the Employee is not authorized to use or disclose.  By entering into this Agreement, the Employee represents that the Employee is able to perform the Employee’s job duties within these guidelines.

(c) Exclusive Property.  The Employee agrees that all business procured by the Employee and all Company related business opportunities and plans made known to the Employee while the Employee is employed by the Company shall remain the permanent and exclusive property of the Company.

5. No Conflicts.  By signing this Agreement the Employee hereby represents to the Company that, except as previously disclosed to the Company: (a) the Employee’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) the Employee does not know of any conflicts that would restrict the Employee’s employment with the Company.  The Employee hereby represents that the Employee has disclosed to the Company any contract the Employee has signed that may restrict the Employee’s activities on behalf of the Company, and that the Employee is presently in compliance with such contracts, if any.

6. TERMINATION.

(a)	Termination for Cause.

(i)	The Executive’s employment hereunder may be terminated by the Company upon simple notice in writing transmitted to the Executive, without the or the Company (or any of their Affiliates) being bound to pay any compensation whatsoever or accelerated vesting of options if termination is for any of the following reasons determined in good faith by the Board of Directors, each of which constitutes cause (hereinafter, “Cause”):

(ii)	The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for a consecutive three-month period. In such a case, the Executive may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any. The Company’s ability to terminate the Executive as a result of any disability shall be to the extent permitted by California or federal law.

(iii)	The Executive materially breaches the terms of this Agreement.

(iv)	The Executive fundamentally or materially fails to perform his duties as an Executive of the Company and failure to attempt in good faith to implement a clear and reasonable directive from the Board of Directors.

(v)	There is a conclusive determination that the Executive has committed material fraud, theft, embezzlement, or other material criminal act of a similar nature.

(vi)	The Executive’s material breach of any material term of any confidentiality provision of this Agreement regarding the Company’s or its Affiliates’ confidential or trade secret information.

(vii)	The Executive fails to comply, in all material respects, with the laws and regulations applicable to the Company or any of its subsidiaries, including the rules established by, and agreements with, the Company’s securities exchange except when such failure could not reasonably be expected to have a material adverse effect of the Company or any of its subsidiaries.

(b)	Voluntary Termination. In the event Executive wishes to resign for any reason, the Executive shall give at least thirty (30) days prior written notice of such resignation to the Board of Directors. Any such notice shall not relieve either the Executive or the Company of their respective obligations to perform under this Agreement or to relieve the Company to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

7. Miscellaneous.

(a) Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement.  The Employee is required, as a condition to the Employee’s employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as Exhibit A.

(b) Entire Agreement.  This Agreement and its attachments contain all of the terms of the Employee’s employment with the Company.  The employment terms in this Agreement supersede any other agreements or promises made to the Employee by anyone, whether oral or written, concerning the Employee’s employment terms.  Changes in the Employee’s employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Board and signed by the Employee and a duly authorized member of the Board.

(c) Binding Effect; Severability.  This Agreement will bind the heirs, personal representatives, successors and assigns of both the Employee and the Company, and inure to the benefit of both the Employee and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(d)  Governing Law; Jury Trial Waiver.  The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws.  By signing this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of the courts of the State of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  BY SIGNING THIS AGREEMENT THE EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(e) Mutual Drafting.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

Signatures on the Following Page

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

The Employee:	The Company:
HEALTHCARE TRIANGLE INC

	Name:	Dave rosa
	Title:	CHAIRMAN OF THE BOARD

Signature Page to Employment Agreement